Exhibit 99.3

Consent of Terrence F. Martell

I hereby consent to the use of my name in the Registration Statement on Form S-4 (No. 333-138312) of IntercontinentalExchange, Inc. and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933), as the same appears therein under the captions “Directors and Officers of ICE After the Merger and the Directors and Officers of the Surviving Corporation After the Merger” with respect to my becoming a director of IntercontinentalExchange, Inc. following the merger.

/s/ Terrence F. Martell

Terrence F. Martell